CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in this Regulation A Offering Circular of Masterworks 001, LLC on Form 1-A/A of our report dated October 19, 2018 on the balance sheet of Masterworks 001, LLC as of September 30 , 2018  and to the reference to our Firm under the heading “Experts” in such Offering Circular.

/s/ Mayer Hoffman McCann P.C.

Mayer Hoffman McCann P.C.

Kansas City, Missouri

October 19, 2018